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                                  EXHIBIT 5.1

                                  [LETTERHEAD]



January 13, 2000


Zitel Corporation
47211 Bayside Parkway
Fremont, CA  94538-6517

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Zitel Corporation (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of 4,659,897 shares (the "Shares") of the Company's Common Stock, without par value, issuable upon the conversion of the Company's outstanding Series B Convertible Preferred Stock (the "Preferred Stock").

In connection with this opinion, we have examined the Registration Statement, the Company's Amended and Restated Certificate of Incorporation and Bylaws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued upon conversion of the Preferred Stock in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

John L. Cardoza